Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2017 Earnings
GAAP EPS from continuing operations of $1.22 and Adjusted EPS1 of $1.21 were above the Company’s guidance of $0.80 to $1.00

•	First quarter GAAP EPS from continuing operations of $1.22 was 20.0 percent higher than first quarter 2016. First quarter 2016 performance included $0.26 of debt-retirement costs.

•	Adjusted EPS was $1.21, 6.1 percent below first quarter 2016.

•	First quarter comparable sales decreased 1.3 percent, driven by small declines in both traffic and basket size.

•	Comparable digital channel sales increased 22 percent, on top of 23 percent growth in first quarter 2016.

•	Target returned $637 million to shareholders in the first quarter through dividends and share repurchases.

•	For additional media materials, please visit: https://corporate.target.com/article/2017/05/q1-2017-earnings.

MINNEAPOLIS (May 17, 2017) - Target Corporation (NYSE: TGT) today reported a first quarter 2017 comparable sales decline of 1.3 percent. First quarter GAAP earnings per share (EPS) from continuing operations were $1.22, compared with $1.02 in first quarter 2016, which included $261 million of pre-tax early debt retirement losses. The Company reported Adjusted EPS of $1.21, down 6.1 percent from $1.29 in 2016. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the “Miscellaneous” section of this release, as well as the tables of this release, for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Announces First Quarter 2017 Earnings - Page 2 of 4
“Target’s first quarter financial performance was better than our expectations, reflecting strong execution by our team as they delivered for our guests in a very choppy environment. After starting the quarter with very soft trends, we saw improvement later in the quarter, particularly in March,” said Brian Cornell, chairman and CEO of Target. “We are in the early stage of a multi-year effort to position Target for profitable, consistent long-term growth, and while we are confident in our plans, we are facing multiple headwinds in the current landscape. As a result, we will continue to plan our business prudently while preparing our team to chase business when we have an opportunity.”
Fiscal 2017 Earnings Guidance
In second quarter 2017, Target expects a low single digit decline in comparable sales, and both GAAP EPS from continuing operations and Adjusted EPS of $0.95 to $1.15.
For full-year 2017, the Company continues to expect a low single digit decline in comparable sales.
Target did not update its full year guidance for GAAP EPS from continuing operations and Adjusted EPS, but acknowledged that better-than-expected first quarter performance increases the probability that the Company will finish the year above the midpoint of its prior guidance.
Segment Results
First quarter 2017 sales decreased 1.1 percent to $16.0 billion from $16.2 billion last year, reflecting a comparable sales decline of 1.3 percent, partially offset by the contribution from new stores. Digital channel sales grew 22 percent and contributed 0.8 percentage points of comparable sales growth. Segment earnings before interest expense and income taxes (EBIT), which is Target’s measure of segment profit, were $1,178 million in first quarter 2017, a decrease of 11.0 percent from $1,323 million in 2016.
First quarter EBITDA and EBIT margin rates were 10.9 percent and 7.4 percent, respectively, compared with 2016 results of 11.5 percent and 8.2 percent, respectively. First quarter gross margin rate was 30.5 percent, compared with 30.9 percent in 2016, reflecting increased digital channel fulfillment costs. First quarter SG&A expense rate was 19.6 percent in 2017, compared with 19.4 percent in 2016, reflecting the impact of higher compensation and marketing expenses, partially offset by continued expense discipline across the organization.

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Target Corporation Announces First Quarter 2017 Earnings - Page 3 of 4
Interest Expense and Taxes from Continuing Operations
The Company’s first quarter 2017 net interest expense was $144 million, compared with $415 million last year. This decrease was driven almost entirely by a $261 million charge related to the early retirement of debt in first quarter 2016.
First quarter 2017 effective income tax rate from continuing operations was 34.5 percent, compared with 31.6 percent last year. The increase was primarily due to the recognition of $17 million of excess tax benefits related to share-based payments for the three months ended April 30, 2016, and the net tax effect of our global sourcing operations.
Capital Returned to Shareholders
In first quarter 2017, primarily under a pre-existing trading plan implemented in 2016, the Company repurchased 4.9 million shares of common stock at an average price of $61.68, for a total investment of $305 million. The Company also paid dividends of $332 million, compared with $336 million in first quarter 2016.
For the trailing twelve months through first quarter 2017, after-tax return on invested capital (ROIC) was 14.2 percent, compared with 16.0 percent for the twelve months through first quarter 2016. Excluding the net gain on the sale of the pharmacy and clinic businesses, ROIC for the trailing twelve months through first quarter 2016 was 14.0 percent. See the “Reconciliation of Non-GAAP Financial Measures” section of this release for additional information about the Company’s ROIC calculation.
Conference Call Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CDT today. Investors and the media are invited to listen to the call at investors.target.com (hover over “company” then click on “events & presentations” in the “investors” column). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CDT today through the end of business on May 19, 2017. The replay number is (800) 568-3554.
Miscellaneous
Statements in this release regarding second quarter and full-year 2017 earnings per share guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the

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Target Corporation Announces First Quarter 2017 Earnings - Page 4 of 4
Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Jan. 28, 2017. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
In addition to the GAAP results provided in this release, the Company provides Adjusted EPS for the three-month periods ended April 29, 2017 and April 30, 2016. The Company also provides ROIC for the twelve-month periods ended April 29, 2017 and April 30, 2016, which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between the Company and its competitors. Adjusted EPS, capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Management believes ROIC is useful in assessing the effectiveness of its capital allocation over time. The most comparable GAAP measure for Adjusted EPS is diluted EPS from continuing operations. The most comparable GAAP measure for capitalized operating lease obligations and operating lease interest is total rent expense. Adjusted EPS, capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS and ROIC differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.
About Target
Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,807 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	April 29, 2017	April 30, 2016	Change
Sales	$16,017	$16,196	(1.1)%
Cost of sales	11,134	11,185	(0.5)
Gross margin	4,883	5,011	(2.5)
Selling, general and administrative expenses	3,132	3,153	(0.7)
Depreciation and amortization	573	546	5.0
Earnings from continuing operations before interest expense and income taxes	1,178	1,312	(10.2)
Net interest expense	144	415	(65.3)
Earnings from continuing operations before income taxes	1,034	897	15.2
Provision for income taxes	357	283	25.8
Net earnings from continuing operations	677	614	10.4
Discontinued operations, net of tax	4	18
Net earnings	$681	$632	7.7%
Basic earnings per share
Continuing operations	$1.23	$1.03	19.5%
Discontinued operations	0.01	0.03
Net earnings per share	$1.23	$1.06	16.7%
Diluted earnings per share
Continuing operations	$1.22	$1.02	20.0%
Discontinued operations	0.01	0.03
Net earnings per share	$1.23	$1.05	17.1%
Weighted average common shares outstanding
Basic	552.4	598.3	(7.7)%
Dilutive impact of share-based awards	2.8	5.5	0
Diluted	555.2	603.8	(8.0)%
Antidilutive shares	3.0	—
Dividends declared per share	$0.60	$0.56	7.1%
Note: Per share amounts may not foot due to rounding.

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Cash and cash equivalents, including short term investments of $1,135, $1,110 and $2,931	$2,680	$2,512	$4,036
Inventory	7,986	8,309	8,459
Assets of discontinued operations	26	69	354
Other current assets	1,047	1,100	1,099
Total current assets	11,739	11,990	13,948
Property and equipment
Land	6,105	6,106	6,120
Buildings and improvements	27,740	27,611	27,198
Fixtures and equipment	5,177	5,503	5,112
Computer hardware and software	2,546	2,651	2,437
Construction-in-progress	379	200	242
Accumulated depreciation	(17,265)	(17,413)	(16,060)
Property and equipment, net	24,682	24,658	25,049
Noncurrent assets of discontinued operations	10	12	81
Other noncurrent assets	787	771	830
Total assets	$37,218	$37,431	$39,908
Liabilities and shareholders’ investment
Accounts payable	$6,537	$7,252	$6,391
Accrued and other current liabilities	4,137	3,737	3,833
Current portion of long-term debt and other borrowings	1,717	1,718	1,627
Liabilities of discontinued operations	1	1	168
Total current liabilities	12,392	12,708	12,019
Long-term debt and other borrowings	11,086	11,031	12,596
Deferred income taxes	869	861	841
Noncurrent liabilities of discontinued operations	18	18	18
Other noncurrent liabilities	1,832	1,860	1,889
Total noncurrent liabilities	13,805	13,770	15,344
Shareholders’ investment
Common stock	46	46	49
Additional paid-in capital	5,674	5,661	5,520
Retained earnings	5,927	5,884	7,593
Accumulated other comprehensive loss	(626)	(638)	(617)
Total shareholders’ investment	11,021	10,953	12,545
Total liabilities and shareholders’ investment	$37,218	$37,431	$39,908
Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 551,657,501, 556,156,228 and 593,583,619 shares issued and outstanding at April 29, 2017, January 28, 2017 and April 30, 2016, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at April 29, 2017, January 28, 2017 or April 30, 2016.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	April 29, 2017	April 30, 2016
Operating activities
Net earnings	$681	$632
Earnings from discontinued operations, net of tax	4	18
Net earnings from continuing operations	677	614
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	573	546
Share-based compensation expense	16	35
Deferred income taxes	3	12
Loss on debt extinguishment	—	261
Noncash (gains) / losses and other, net	(28)	(29)
Changes in operating accounts
Inventory	323	142
Other assets	22	99
Accounts payable	(715)	(1,024)
Accrued and other liabilities	384	(403)
Cash provided by operating activities—continuing operations	1,255	253
Cash provided by / (required for) operating activities—discontinued operations	48	(6)
Cash provided by operations	1,303	247
Investing activities
Expenditures for property and equipment	(486)	(285)
Proceeds from disposal of property and equipment	13	3
Other investments	(9)	3
Cash required for investing activities	(482)	(279)
Financing activities
Additions to long-term debt	—	1,979
Reductions of long-term debt	(8)	(863)
Dividends paid	(332)	(336)
Repurchase of stock	(317)	(898)
Stock option exercises	4	140
Cash (required for) / provided by financing activities	(653)	22
Net increase / (decrease) in cash and cash equivalents	168	(10)
Cash and cash equivalents at beginning of period	2,512	4,046
Cash and cash equivalents at end of period	$2,680	$4,036

 Subject to reclassification

TARGET CORPORATION

Segment Results

	Three Months Ended
(millions) (unaudited)	April 29, 2017	April 30, 2016	Change
Sales	$16,017	$16,196	(1.1)%
Cost of sales	11,134	11,185	(0.5)
Gross margin	4,883	5,011	(2.5)
SG&A expenses (a)	3,132	3,142	(0.3)
EBITDA	1,751	1,869	(6.3)
Depreciation and amortization	573	546	5.0
EBIT	$1,178	$1,323	(11.0)%
(a) For the three months ended April 29, 2017 and April 30, 2016, SG&A includes $171 million and $158 million, respectively, of net profit-sharing income under our credit card program agreement.

	Three Months Ended
Rate Analysis (unaudited)	April 29, 2017	April 30, 2016
Gross margin rate	30.5%	30.9%
SG&A expense rate	19.6	19.4
EBITDA margin rate	10.9	11.5
Depreciation and amortization expense rate	3.6	3.4
EBIT margin rate	7.4	8.2
Note: Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended
Sales by Channel (unaudited)	April 29, 2017	April 30, 2016
Stores	95.7%	96.5%
Digital	4.3	3.5
Total	100%	100%

	Three Months Ended
Comparable Sales (unaudited)	April 29, 2017	April 30, 2016
Comparable sales change	(1.3)%	1.2%
Drivers of change in comparable sales
Number of transactions	(0.8)	0.3
Average transaction amount	(0.6)	0.9
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended
	April 29, 2017	April 30, 2016
Stores channel comparable sales change	(2.2)%	0.6%
Digital channel contribution to comparable sales change	0.8	0.6
Total comparable sales change	(1.3)%	1.2%
Note: Amounts may not foot due to rounding.

	Three Months Ended
REDcard Penetration (unaudited)	April 29, 2017	April 30, 2016
Target Debit Card	13.5%	13.0%
Target Credit Cards	11.0	10.4
Total REDcard Penetration	24.5%	23.4%
Note: Amounts may not foot due to rounding.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	April 29, 2017	January 28, 2017	April 30, 2016	April 29, 2017	January 28, 2017	April 30, 2016
170,000 or more sq. ft.	276	276	278	49,328	49,328	49,688
50,000 to 169,999 sq. ft.	1,505	1,504	1,505	189,746	189,620	189,677
49,999 or less sq. ft.	26	22	10	709	554	211
Total	1,807	1,802	1,793	239,783	239,502	239,576
(a)  In thousands, reflects total square feet less office, distribution center, and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	April 29, 2017			April 30, 2016
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.22			$1.02	20.0%
Adjustments
Loss on early retirement of debt	$—	$—	$—	$261	$159	$0.26
Pharmacy Transaction-related costs (a)	—	—	—	11	7	0.01
Resolution of income tax matters	—	(7)	(0.01)	—	(2)	—
Adjusted diluted earnings per share from continuing operations			$1.21			$1.29	(6.1)%
Note: Amounts may not foot due to rounding.
(a) Represents costs related to the December 2015 sale of our pharmacy and clinic businesses to CVS (Pharmacy Transaction).

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of adjustments made to capitalize operating leases. Operating leases are capitalized as part of the ROIC calculation to control for differences in capital structure between us and our competitors. We believe this metric provides a meaningful measure of the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently than we do, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	April 29, 2017	April 30, 2016
Earnings from continuing operations before interest expense and income taxes	$4,835	$5,688
+ Operating lease interest (a)(b)	72	82
Adjusted earnings from continuing operations before interest expense and income taxes	4,907	5,770
- Income taxes (c)	1,638	1,840
Net operating profit after taxes	$3,269	$3,930

Denominator (dollars in millions) (unaudited)	April 29, 2017	April 30, 2016	May 2, 2015
Current portion of long-term debt and other borrowings	$1,717	$1,627	$112
+ Noncurrent portion of long-term debt	11,086	12,596	12,585
+ Shareholders' equity	11,021	12,545	14,174
+ Capitalized operating lease obligations (b)(d)	1,210	1,367	1,495
- Cash and cash equivalents	2,680	4,036	2,768
- Net assets of discontinued operations	17	249	335
Invested capital	$22,337	$23,850	$25,263
Average invested capital (e)	$23,093	$24,556

After-tax return on invested capital (f)	14.2%	16.0%
(a) Represents the add-back to operating income to reflect the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as capital leases, using eight times our trailing twelve months rent expense and an estimated interest rate of six percent.
(b) See the following Reconciliation of Capitalized Operating Leases table for the adjustments to our GAAP total rent expense to obtain the hypothetical capitalization of operating leases and related operating lease interest.
(c) Calculated using the effective tax rate for continuing operations, which was 33.4 percent and 31.9 percent for the trailing twelve months ended April 29, 2017 and April 30, 2016, respectively. For the trailing twelve months ended April 29, 2017 and April 30, 2016, includes tax effect of $1,614 million and $1,814 million, respectively, related to EBIT and $24 million and $26 million, respectively, related to operating lease interest.
(d) Calculated as eight times our trailing twelve months rent expense.
(e) Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f) Excluding the net gain on the Pharmacy Transaction, ROIC was 14.0 percent for the trailing twelve months ended April 30, 2016.

Capitalized operating lease obligations and operating lease interest are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is total rent expense. Capitalized operating lease obligations and operating lease interest should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.

Reconciliation of Capitalized Operating Leases	Trailing Twelve Months
(dollars in millions) (unaudited)	April 29, 2017	April 30, 2016	May 2, 2015
Total rent expense	$151	$171	$187
Capitalized operating lease obligations (total rent expense x 8)	1,210	1,367	1,495
Operating lease interest (capitalized operating lease obligations x 6%)	72	82	n/a
Subject to reclassification